EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Rockwell Medical Technologies, Inc. on Form S-8 of our reports dated March 12, 2009 on the consolidated financial statements of Rockwell Medical Technologies, Inc. as of and for the years ended December 31, 2008 and 2007 and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, appearing in the Annual Report on Form 10-K of Rockwell Medical Technologies, Inc. for the year ended December 31, 2008.
/s/ PLANTE & MORAN, PLLC
Auburn Hills, Michigan
June 17, 2009